Exhibit 99.1

JP Morgan High Yield Conference February 25, 2013

2 2 Forward Looking Statements Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc. believes statements in this presentation looking forward in time involve risks and uncertainties based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding forward-looking statements and risk factors that appear in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2011, and other filings with the SEC, which can be accessed at www.UHS.com under “Financials.” This presentation contains non-GAAP measures as defined by SEC rules. Reconciliations of these measures to the most directly comparable GAAP measures are contained in the appendix.

3 Who We Are / What We Do: Leading Provider of Outsourced Equipment Solutions >8,700 Customers across > 90 offices No direct Medicare / Medicaid reimbursement risk Medical Equipment Fleet of >0.6 million Units Owned or Managed On “right side” of health care reform

What Sets UHS Apart: Trusted Advisors Our customer focus: How we do it: 4

Gateway Solutions Comprehensive Solutions Vertical Solutions “Solutions” Approach to Customers 5 Infusion Patient Handling Negative Pressure Wound Therapy

Key Drivers Accelerate Signings New 360 Entry Points In a 360 setting, we become a trusted advisor within the hospital, leading to the welcome introduction of additional solutions 360 Solutions are the “Tip of the Spear” 360 Other Solutions 6

7 Asset360™ Efficiency Program Operations Inefficiencies Stranded Capital Current Scenario Asset360 Caregiver Improvements Caregiver Satisfaction Patient Outcomes Caregiver Issues Wasted time (45 min. per Nurse per shift) Infection control violations Hoarding Fixed Costs, Variable Revenue Equipment Ownership Costs Revenue & Patient Census Hoarding Low equipment utilization Lost & broken equipment No dedicated process Equipment Rental Costs Revenue & Patient Census Pay-per-use Variable Costs Typical Utilization 35% 70% Provide up front cash or avoid capital outflows Drive utilization from 35% to > 70% Costs & Revenue Alignment Lost Equipment

360 Comprehensive Solutions Evolving 8 Surgical Equipment Management NPWT Rental NPWT 360

Peak Need Rental Average Revenue per Customer Wound Therapy Services Patient Handling Rental Agreements Equipment Upgrades Comprehensive Programs are More Deeply Penetrated with the Customer and a Channel for Pull Through Opportunities 9

10 Summary: UHS Footprint Provides Unparalleled Opportunities to Continue to Diversify Our Solutions Biomed360 Surgical Services Patient Handling & Wound Care Asset360 Outlook: Continued diversification into additional solutions via both M&A and organic growth Revenue Mix $- $50,000 $100,000 $150,000 $200,000 $250,000 $300,000 $350,000 $400,000 $450,000 2004 2005 2006 2007 2008 2009 2010 2011 LTM 9/30/2012 Other Peak Need

11 Financial Performance & Outlook

12 12 12 Historical Financials Snapshot $ in millions 2008 through LTM 9/30/12 Adjusted EBITDA vs. CapEx 71 50 74 83 60 2008 2009 2010 2011 LTM 9/30/12 Note: Maintenance and growth CapEx split is a management estimate. CapEx excludes acquisition consideration. 1. Pro forma for the effect of recent acquisitions of $1.4 million. Refer to later reconciliation. (1) 35 36 38 40 31 36 14 36 43 29 104 108 122 133 147 $0 $50 $100 $150 Maintenance CapEx Growth CapEx Adj EBITDA

UHS Leverage Trend Refer to Appendix for reconciliation of Adjusted EBIDTA to Cash Flow from Operations and pro forma calculation Note that our calculations include accrued interest for conservatism 13

$235 Bank Line (as of September 30) Used = ~ $35 Liquidity Profile Remains Solid Available Liquidity = ~ $167 (Includes LOCs of $3) Borrowing Base = $202 Additional Commitment = $33 14 (In millions) 7.625% Fixed Rate Notes $235 Revolver due 2017* * Pro forma for the call and redemption of $230 Floating Rate notes to be completed on March 14, 2013; excludes capital lease maturities

2010 2011 2012 E Adjusted EBITDA $121.6 Actual: $133.4 Proforma: $136.8* Mid-$130’s Accrual CAPEX $85 $80 Changed from Low-$70’s to Upper $60’s Year-end Leverage 4.3x 4.9x* ~ 5.0x Street Guidance for 2012 * Refer to Appendix for Pro forma calculations 15 (In millions)

16 Appendices

EBITDA Reconciliation: 2003 – LTM Q3 2012

UHS
Universal | Hospital | Services™

(In millions)	2003	2004	2005	2006	2007	2008	2009	2010	2011	LTM Q3 2012
Net Cash provided by Operating Activities	$ 16.0	$ 38.0	$ 44.0	$ 48.9	$ 29.8	$ 56.2	$ 56.0	$ 76.2	$ 57.7	$ 43.9
Changes in Operating Assets and Liabilities	7.9	2.2	2.3	0.7	6.7	3.6	6.2	(2.1)	0.6	6.7
Other and Non-Cash Expenses	(7.9)	(3.4)	(3.3)	(4.1)	(28.5)	6.5	6.3	(11.5)	17.3	17.6
Income Tax Expense	0.3	1.2	0.8	0.6	(9.7)	(15.4)	(11.5)	1.7	(9.7)	(4.8)
Interest Expense	20.2	30.5	31.1	31.6	40.2	46.9	46.5	46.5	55.0	58.9
EBITDA	36.5	68.5	74.9	77.7	38.5	97.8	103.5	110.8	120.9	122.3
Recapitalization, company sale, stock compensation and severance expenses	14.4	-	-	-	27.2	-	-	-	-	-
Loss on extinguishment of debt	13.3	-	-	-	23.4	-	-	-	-	12.3
Financing and Reorganization Charges	27.7	-	-	-	50.6	-	-	-	-	12.3
Management, board & strategic fees	0.3	0.7	0.8	1.6	1.0	1.3	1.3	2.4	7.3	3.4
Reorganization costs	-	-	-	-	-	-	-	-	-	3.5
Stock option expense	-	-	-	1.7	3.7	2.5	1.3	7.3	4.3	4.2
ASC 805 impact	-	-	-	-	2.4	2.3	2.0	1.1	0.9	0.1
Other	-	-	-	-	(0.7)	0.1	-	-	-	-
Adjusted EBITDA	$ 64.5	$ 69.2	$ 75.7	$ 81.0	$ 95.5	$104.0	$108.1	$121.6	133.4	145.8
Surgical Services LTM proforma EBITDA									3.4	1.4
Proforma Adjusted EBITDA									$136.8	$ 147.2
Total Revenue	$171.0	$199.6	$215.9	$225.1	$264.0	$289.1	$297.2	$312.1	$355.2	$ 408.4
Total Debt & Accrued Int, Less Cash & Investments	$276.7	$301.9	$305.0	$315.0	$501.1	$521.7	$522.3	$528.6	$674.8	$ 708.8
Leverage (Total Net Debt & Accrued Interest Less Cash & Investments/ LTM adj EBITDA)	4.3	4.4	4.0	3.9	5.2	5.0	4.8	4.3	4.9	4.8

Includes $24.6 LTM gains on recalled equipment

17

Other Reconciliations 18 LTM Q3 (In millions) 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 Cash used in Investing Activities 36.8 $ 65.2 $ 40.6 $ 51.7 $ 418.9 $ 71.4 $ 50.6 $ 74.2 $ 153.2 $ 79.4 $ - Acquisitions (1.9) (15.1) (1.1) - (349.7) - - - (70.0) (19.4) Cash CAPEX 34.9 50.1 39.5 51.7 69.2 71.4 50.6 74.2 83.2 60.0 - / + Other (0.2) - - - 1.4 - 1.5 3.3 - - - ME in A/P prior period (6.0) (10.5) (3.8) (5.8) (7.4) (9.0) (5.7) (4.7) (11.8) (8.8) + ME in A/P current period 10.5 3.8 5.8 7.4 9.0 5.7 4.7 11.8 8.8 6.1 Accrual CAPEX 39.2 $ 43.4 $ 41.5 $ 53.3 $ 72.2 $ 68.1 $ 51.1 $ 84.6 $ 80.2 $ 57.3 $ Certain Intellamed Assets - $ - $ - $ - $ (14.6) $ - $ - $ - $ - $ - $ UHS by Parent - - - - (335.1) - - - - - Emergent, net of cash received - - - - - - - - (58.5) - SLS, net of cash received - - - - - - - - - (11.4) Epic Rogue, net of cash received - - - - - - - - - (2.6) Other (1.9) (15.1) (1.1) - - - - - (11.5) (5.4) Total Acquisitions (1.9) $ (15.1) $ (1.1) $ - $ (349.7) $ - $ - $ - $ (70.0) $ (19.4) $ ACQUISITIONS